Exhibit T3A.29
The Commonwealth of Massachusetts
JOHN F. X. DAVOREN
Secretary of the Commonwealth
STATE HOUSE
BOSTON, MASS. 02133
ARTICLES OF ORGANIZATION
(Under G.L. Ch. 156B)
Incorporators

NAME	POST OFFICE ADDRESS
Include given name in full in case of natural persons; in case of a corporation, give state of incorporation.

I, Cyril Hochberg,	31 Milk Street
Boston, Massachusetts 02109
          The above-named incorporator(s) do hereby associate (themselves) with the intention of forming a corporation under the provisions of General Laws, Chapter 156B and hereby state(s):
     1. The name by which the corporation shall be known is:
213 EATON FINANCIAL CORP.
     2. The purposes for which the corporation is formed are as follows: To carry on a general investment and management consultant and advisory business relating to investments and the operation of businesses, plants, properties, and real and personal property of every kind, in the United States and foreign countries, subject to the applicable laws thereof. To maintain executive and operating personnel for the purpose of consulting with and advising others in all matters relating to investments and the management and operation of businesses and other properties of every kind. To furnish business investment and management plans and programs, to formulate policies, and generally to advise and assist others, under contract or otherwise, in the management of their businesses, plants, properties, and investments. To buy and sell projects and developments on its own behalf of others in connection with the operation, management, and development of individual and corporate businesses. To conduct research and to investgat businesses and enterprises of every kind and description throughout the world in order to secure information and data for capital investments, bot for its own account and as agent for others. To engage in capital venture and business enterprises of every kind and description, whether as a promoter, partner, member, or associate, or as a manager of other such enterprises.
(CONTINUED ON PAGE 2A)
NOTE: If provisions for which the space provided under Articles 2, 4, 5 and 6 is not sufficient, additions should be set out on continuation sheets to be numbered 2A, 2B, e‘c. Indicate under each Article where the provision is set out. Continuation sheets shall be on 8 1/2” x 11” paper and must have a left-hand margin 1 inch wide for binding. Only one side should be used.

3.	The total number of shares and the par value, if any, of each class of stock which the corporation is authorized is as follows:

	WITHOUT PAR VALUE	WITH PAR VALUE
PAR
CLASS OF STOCK	NUMBER OF SHARES	NUMBER OF SHARES	VALUE	AMOUNT
Preferred	- 0 -	- 0 -		$

Common	12,500	- 0 -

*4.	If more than one class is authorized, a description of each of the different classes of stock with, if any, the preferences, voting powers, qualifications, special or relative rights or privileges as to each class thereof and any series now established:
NOT APPLICABLE

*5.	The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are as follows:
NONE

*6.	Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:
SEE ATTACHED PAGE 6A

*	If there are no provisions state “None”.

213 EATON FINANCIAL CORP.
Continuation of Article 2
To acquire the good will and property of any corporations, joint stock companies, trusts, associations, firms or persons, and to undertake, guarantee, endorse or assume the whole or any part of the obligations or liabilities thereof, including, without limitation, leases and contracts.
To borrow money and to make and issue bonds, debentures, notes and evidences of indebtedness of the corporation and to sucure the same by the mortgage, pledge, or other transfer of all or any part of its properties.
To purchase or otherwise acquire, and to hold, sell, assign, transfer, mortgage, pledge, or otherwise dispose of and deal in, the stock of the corporation.
To be a partner in any business enterprise which, pursuant to these Articles, the corporation would have power to conduct by itself.
To do any or all of the things herein set forth to the same extent as natural persons might or could do in any part of the world as principals, agents, or otherwise, and either alone or with others, and to do every act and thing necessary, convenient or proper for the accomplishment of any of the purposes or the attainment of any of the objects herein enumerated, or incidental to any of the powers herein stated, provided the same be not inconsistent with the laws of the Commonwealth of Massachusetts applicable to business corporations.
The foregoing clauses will be construed both as objects and powers, and it is expressly intended that no specific enumeration shall restrict in any way any general language, that none of the purposes set forth in any of the above clauses shall be limited or restricted in any way by the terms of any other clause, that each purpose may be pursued independently of any other purpose from time to time and wherever deemed desirable, and that the corporation shall have and possess all the rights, privileges and powers now or hereafter conferred by the laws of the Commonwealth of Massachusetts upon business corporations organized under such laws.

- 2A -

213 EATON FINANCIAL CORP.
Continuation of Article 2
To engage in consultant and advisory work in connection with the organization, financing, management, operation and reorganization of industrial and commercial enterprises. To manage and to provide management for and supervise all or part of any and every kind of investment or business enterprise, and to contract or arrange with any corporation, association, partnership, or individual for the management, conduct, operation, and supervision of all kinds of investments and businesses. To advertise, promote, merchandise, and otherwise purvey the services authorized herein; to negotiate and contract with respect to furnishing of the same for or on behalf of any person, firm, or corporation, domestic or foreign; to enter into and carry out agency or joint arrangements with other persons, firms, or corporations engaged in like or similar activities; and generally to exploit the services and objects of the Corporation by all lawful means.
To conduct and carry on a general business of buying, selling, leasing, financing, trading, exchanging, and dealing in property of every class and description.

- 2B -

213 EATON FINANCIAL CORP.
Continuation of Article 6
(1) The Board of Directors of this corporation may alter, amend or repeal its By-Laws in whole or in part, except with respect to any provision thereof which by law or the By-Laws of the corporation requires action by the stockholders of the corporation.
(2) Meetings of the stockholders of this corporation may be held anywhere in the United States.

- 6A -

7.	By-laws of the corporation have been duly adopted and the initial directors, president, treasurer and clerk, whose names are set out below, have been duly elected.

8.	The effective date of organization of the corporation shall be the date of filing with the Secretary of the Commonwealth or if later date is desired, specify date, (not more than 30 days after date of filing.)

9.	The following information shall not for any purpose be treated as a permanent part of the Articles of Organization of the corporation.
a.	The post office address of the initial principal office of the corporation in Massachusetts is:
213 Eaton Road     Framingham,       Massachusetts       01701
b.	The name, residence, and post office address of each of the initial directors and following officers of the corporation are as follows:

	NAME	RESIDENCE	POST OFFICE ADDRESS
President:	Paul S. Gass	213 Eaton Road Framingham, MA	213 Eaton Road Framingham, MA

Treasurer:	Paul S. Gass	213 Eaton Road Framingham, MA	213 Eaton Road Framingham, MA

Clerk:	Cyril Hochberg	14 Aqueduct Rd. Wayland, MA	31 Milk Street Boston, MA

Directors:	Paul S. Gass Judith L. Gass	213 Eaton Road Framingham, MA	213 Eaton Road Framingham, MA
c.	The date initially adopted on which the corporation’s fiscal year ends is:
March 31st
d.	The date initially fixed in the by-laws for the annual meeting of stockholders of the corporation is:
Second Tuesday of May
e.	The name and business address of the resident agent, if any, of the corporation is:
NONE
     IN WITNESS WHEREOF and under the penalties of perjury the above-named INCORPORATOR(S) sign(s) these Articles of Organization this Ninth (9th) day of July, 1974.

/s/ Cyril Hochberg
Cyril Hochberg

The signature of each incorporator which is not a natural person must be by an individual who shall show the capacity in which he acts and by signing shall represent under the penalties of perjury that he is duly authorized on its behalf to sign these Articles of Organization.